EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 16, 2017, with respect to the consolidated financial statements and schedule, and internal control over financial reporting, included in the Annual Report of Globus Medical, Inc. and subsidiaries on Form 10- K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Globus Medical, Inc. on Forms S-8 (File No. 333-198698 and File No. 333-184196).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 16, 2017